Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES PRICING OF SENIOR
SECURED NOTES OFFERING BY CERTAIN SUBSIDIARIES

December 11, 2012 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE:CCI) announced today that its subsidiary, CC Holdings GS V LLC (“CCL”), has priced its previously-announced offering of $500.0 million aggregate principal amount of senior secured notes due 2017 (the “2017 Notes”) and $1.0 billion aggregate principal amount of senior secured notes due 2023 (the “2023 Notes” and, together with the 2017 Notes, the “Notes”).  CCL, through its subsidiaries, holds a majority of the U.S. towers originally acquired by Crown Castle in its 2007 acquisition of Global Signal, Inc.
The 2017 Notes will have an interest rate of 2.381% per annum and will be issued at a price equal to 100% of their face value.  The 2023 Notes will have an interest rate of 3.849% per annum and will be issued at a price equal to 100% of their face value.  The weighted average interest rate on the Notes is approximately 3.36%.  The Notes will be guaranteed by certain of CCL’s direct and indirect subsidiaries.  The Notes and the guarantees will be secured on a first priority basis by a pledge of the equity interests of the guarantors.  The Notes will not be guaranteed by and will not constitute obligations of Crown Castle or any of its other subsidiaries.  The Notes offering is expected to close on December 24, 2012.
The net proceeds from the offering will be approximately $1.48 billion, after estimated issuance discounts, commissions and offering expenses payable by CCL.  CCL will use a portion of the net proceeds from the offering to finance its previously-announced tender offer for any and all of its outstanding 7.75% Senior Secured Notes due 2017 (the “Existing Notes”), and to redeem any of the Existing Notes that remain outstanding after the expiration of the tender offer.  CCL anticipates distributing the remaining net proceeds to Crown Castle to fund, together with borrowings under Crown Castle’s revolving credit facility, Crown Castle’s previously announced tender offer for any and all of its 9.00% Senior Notes due 2015.  Crown Castle has received preliminary commitments to increase its revolving credit facility by an additional $500.0 million, and expects to consummate such increase prior to the closing of the Notes offering.  The purpose of the offering of the Notes is to extend debt maturities and reduce annual interest expense (after giving effect to the related tender offers and redemptions and related revolver borrowings described above, the offering would reduce Crown Castle’s annualized consolidated cash interest expense by approximately $85.0 million).

The Notes will be offered in the United States to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States under Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (i) the timing of and use of proceeds from the Notes offering and (ii) the contemplated increase to the revolving credit facility.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  The term “including,” and any variation thereof, means “including, without limitation.”